Exhibit 99.1

Contacts

Investors:

Keurig Dr Pepper

Maria Sceppaguercio

T: 781-418-8136/ maria.sceppaguercio@keurig.com

Steve Alexander

T: 972-673-6769/ steve.alexander@dpsg.com

Media:

Keurig Dr Pepper

Katie Gilroy

T: 781-418-3345/ katie.gilroy@keurig.com

FOR IMMEDIATE RELEASE

Keurig Dr Pepper Declares First Quarterly Dividend

BURLINGTON, MA, and PLANO, TX (September 13, 2018) — Keurig Dr Pepper (NYSE: KDP) announced today that its Board of Directors authorized a quarterly dividend program and declared its first quarterly dividend on the Company’s common stock.  KDP will pay a dividend of $0.15 per share, payable in U.S. dollars, on October 19, 2018, to shareholders of record on October 5, 2018.

The Company has determined that the former Dr Pepper Snapple Group dividend reinvestment plan (“DPS Direct Invest”) will remain in effect for the current dividend, and the Company expects to replace the DPS Direct Invest program with a new shareholder funded plan, beginning with the next quarterly dividend.

Commenting on the dividend declaration, Keurig Dr Pepper CFO Ozan Dokmecioglu stated, “We are pleased to announce our first quarterly dividend of $0.15 per share.  This is consistent with our expectation to pay an annualized dividend of $0.60 per share established at the time the merger transaction between Keurig Green Mountain and Dr Pepper Snapple Group was announced on January 29, 2018.”

ABOUT KEURIG DR PEPPER

Keurig Dr Pepper (KDP) is a leading coffee and beverage company in North America, with annual revenue in excess of $11 billion. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. The Company maintains an unrivaled distribution system that enables its portfolio of more than 125 owned, licensed and partner brands to be available nearly everywhere people shop and consume beverages. With a wide range of hot and cold beverages that meet virtually any consumer need, KDP key brands include Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s® and The Original Donut Shop®. The Company employs more than 25,000 employees and operates more than 120 offices, manufacturing plants, warehouses and distribution centers across North America. For more information, visit www.keurigdrpepper.com.